SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Goldman Sachs BDC, Inc.

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Goldman Sachs BDC, Inc. (the “Company”)

We are pleased to provide answers to frequently asked questions regarding the proposals requiring a stockholder vote at the Company’s annual meeting adjourned to June 7, 2016 (the “Meeting”).

The Meeting is being held for stockholders to vote on two proposals:

•	to elect three Class II directors of the Company, who will each serve until the 2019 annual meeting of stockholders or until his or her successor is duly elected and qualified, and

•	to consider and vote upon a proposal to authorize the Company, with the approval of the Company’s board of directors, to sell or otherwise issue shares of the Company’s common stock (during the 12 months following such stockholder authorization) at a price below the then-current net asset value per share, provided the number of shares issued does not exceed 25% of its then-outstanding common stock.

Is my vote important?

Yes. The Company was unable to get enough shares present or represented by proxy in order to constitute a quorum at the original date of the annual meeting and therefore had to adjourn the meeting to June 7, 2016. If the Company continues to be unable to get enough shares present or represented by proxy in order to constitute a quorum for a meeting, then the matters requiring stockholder approval cannot be voted upon.

How does the Board of Directors of the Company (the “Board”) recommend that I vote?

The Board, including each of the independent directors, unanimously recommends that you vote “For” both proposals to be considered at the Meeting.

Who are the director nominees that have been proposed for election to the Board?

Mr. Jaime Ardila, Mr. Richard P. Strubel and Ms. Katherine (“Kaysie”) Uniacke have each been nominated to serve a three year term on the Board. Each has consented to his or her nomination and has agreed to continue to serve if elected. All three nominees are current members of the Board whose terms are expiring.

Why is stockholder approval required for the Company to issue shares of its common stock at a price below the then-current net asset value per share?

The Company is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940. As a BDC, the Company is generally prohibited from issuing its common stock at a price below the then current net asset value (“NAV”) unless it meets certain conditions, including obtaining stockholder approval.

Does the Company have any current plans to issue shares of its common stock at a price below the current NAV after receiving stockholder approval to issue below NAV?

No, the Company does not have any current plans to issue shares of its common stock at a price below the current NAV.

Why does the Company want authorization to issue shares of its common stock at a price below the current net asset value?

•	Issuing shares below NAV may allow the Company to take advantage of market conditions that create attractive investment and acquisition opportunities — From time to time, capital markets may experience periods of disruption and instability. The Company believes that attractive investment and acquisition opportunities may present themselves during these periods of volatility, including opportunities to make acquisitions of other companies or investment portfolios at compelling values. However, these periods of market disruption and instability may adversely affect the Company’s access to sufficient debt and equity capital in order to take advantage of attractive investment and acquisition opportunities that are created during these periods. Debt capital that may be available, if any, may be at a high cost and on unfavorable terms and conditions, and market volatility may adversely affect the market price of the Company’s common stock, causing it to trade at a price below NAV. Stockholder approval to sell shares of the Company’s common stock below NAV would provide the Company with the flexibility to invest in attractive investment and acquisition opportunities, which typically need to be made expeditiously.

•	Issuing shares below NAV may be necessary for the Company to maintain its status as a BDC and regulated investment company (“RIC”) for tax purposes, and maintain a favorable debt to equity ratio – As a BDC and RIC, the Company is required to maintain certain ratios. For example, failure to maintain the required asset coverage ratio could have severe negative consequences for the Company, including the inability to pay dividends and a breach of covenants in the Company’s credit facility. The inability to pay dividends would adversely impact the Company’s ability to qualify as RIC. Although the Company does not currently expect to breach the asset coverage ratio, the markets it operates in and the general economy may be volatile and uncertain. Even if the underlying performance of one or more portfolio companies may not indicate an impairment or inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and create unrealized capital depreciation on certain investments. Any such write-downs in value (as well as unrealized capital depreciation based on the underlying performance of the Company’s portfolio companies, if any) will negatively impact the Company’s total assets and the resulting asset coverage ratio. Issuing additional equity would allow the Company to realign its debt to equity ratio and avoid these negative consequences.

Is there any limitation contained in the proposal to authorize the issuance of shares of the Company’s common stock below NAV?

Yes. Under the proposal, the Company would not be able to issue more than 25% of its then-outstanding common stock at a price below NAV. In addition, the authorization would only exist for a period of 12 months after stockholder approval. Finally, no issuance below NAV can occur without approval from (and certain determinations by) a majority of the Company’s independent directors.

Where can I find more information about the proposals?

Additional information about the Company and the proposals is available in the Company’s annual proxy statement (the “Proxy”) filed on Schedule 14A with the United States Securities and Exchange Commission (the “SEC”). The Proxy is available upon request to the Company or by visiting the SEC’s website at www.sec.gov.